EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-57872, 33-67366, 33-98106, 333-40623, 333-52762, 333-77957, 333-81549, 333-113328 and 333-120519 of Radian Group Inc. on Form S-8, Registration Statement Nos. 333-54964 and 333-86626 of Radian Group Inc. on Form S-3 and Registration Statement Nos. 333-65440 and 333-106034 of Radian Group Inc. on Form S-4 of our reports dated March 7, 2005, relating to the financial statements and financial statement schedules of Radian Group Inc. and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Radian Group Inc. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

March 10, 2005